    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 13, 1998.

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                  SCHEDULE 14A
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Materials Pursuant to 240.14a-11(c) or 240.14a-12

                                 HARRAH'S ENTERTAINMENT, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)
--------------------------------------------------------------------------------
      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
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     (3) Per unit price or other underlying value of transaction computed
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/ /  Fee paid with preliminary materials.

/ / Check box if any of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount previously paid:
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     (2) Form, Schedule or Registration Statement No.:
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     (4) Date Filed:
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
       [LOGO]

                                                    HARRAH'S ENTERTAINMENT, INC.
                                                  THE PREMIER NAME IN CASINO
                                             ENTERTAINMENT-REGISTERED TRADEMARK-
                                                  1023 CHERRY ROAD
                                                  MEMPHIS, TN 38117 USA

                                                   March 13, 1998

To Our Stockholders:

    You are cordially invited to attend the Harrah's Entertainment, Inc. Annual Meeting of Stockholders which will be held on May 1, 1998, at 11:30 a.m. in the Winegardner Auditorium--Dixon Gallery and Gardens, 4339 Park Avenue, Memphis, Tennessee. All stockholders of record as of March 12, 1998, are entitled to vote at the Annual Meeting.

    The meeting will be held to: (a) elect three Class II directors, (b) approve amendments to the Company's Stock Option Plan, (c) approve amendments to the Company's Restricted Stock Plan, and (d) ratify the appointment of independent public accountants for 1998.

    Whether or not you expect to attend the meeting, please complete, sign, date and return the enclosed proxy card promptly to ensure that your shares will be represented at the meeting. If you attend the meeting, you may vote in person even if you have sent in your proxy card.

                                          Sincerely,

                                                [SIGNATURE]

                                          Philip G. Satre
                                          CHAIRMAN OF THE BOARD, PRESIDENT
                                            AND CHIEF EXECUTIVE OFFICER

                          HARRAH'S ENTERTAINMENT, INC.
                               NOTICE OF MEETING

    The Annual Meeting of Stockholders of Harrah's Entertainment, Inc. will be held in the Winegardner Auditorium--Dixon Gallery and Gardens, 4339 Park Avenue, Memphis, Tennessee, on Friday, May 1, 1998, at 11:30 a.m. to:

    1.  elect three Class II directors;

    2.  approve amendments to the Company's 1990 Stock Option Plan;

    3.  approve amendments to the Company's 1990 Restricted Stock Plan;

    4. ratify the appointment of Arthur Andersen LLP as the Company's independent public accountants for the 1998 calendar year; and

    5. transact such other business as may properly be brought before the meeting or any adjournments or postponements thereof.

    Stockholders of record at the close of business on March 12, 1998, are entitled to vote. The list of stockholders will be available for examination for the ten days prior to the meeting at the office of the Corporate Secretary, Harrah's Entertainment, Inc., 1023 Cherry Road, Memphis, Tennessee 38117.

    PLEASE COMPLETE THE ACCOMPANYING PROXY AND RETURN IT IN THE ENCLOSED ADDRESSED ENVELOPE.

                                                     [SIGNATURE]

                                          Rebecca W. Ballou
                                          SECRETARY

March 13, 1998

                                PROXY STATEMENT

    This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors of Harrah's Entertainment, Inc. ("Harrah's Entertainment" or the "Company") from the holders of record of Harrah's Entertainment common stock ("Common Stock") as of the close of business on March 12, 1998. The proxies are for use at the Annual Meeting of Stockholders to be held on May 1, 1998, at 11:30 a.m. in the Winegardner Auditorium - Dixon Gallery and Gardens, 4339 Park Avenue, Memphis, Tennessee, and at any adjournment or postponement thereof (the "Annual Meeting").

    The principal executive offices of Harrah's Entertainment are located at 1023 Cherry Road, Memphis, Tennessee 38117. A copy of the Company's 1997 Annual Report to Stockholders, this Proxy Statement and accompanying proxy card are first being mailed to stockholders on or about March 19, 1998.

VOTING RIGHTS AND PROXY INFORMATION

    A proxy card is enclosed for your use. You are solicited on behalf of the Board of Directors to complete, sign, date and return the proxy card in the accompanying envelope, which is postage paid if mailed in the United States. You have three choices on each of the matters to be voted upon at the Annual Meeting. Concerning the election of directors, by checking the appropriate box on your proxy card, you may: (a) vote for all of the director nominees as a group; (b) withhold authority to vote for all director nominees as a group; or
(c) vote for all director nominees as a group except those nominees you identify on the appropriate line. Concerning the other matters to be voted upon, by checking the appropriate box you may: (a) vote "For" the proposal; (b) vote "Against" the proposal; or (c) "Abstain" from voting on the proposal.

    Stockholders may vote by either completing and returning the enclosed proxy card prior to the meeting, voting in person at the meeting, or submitting a signed proxy card at the meeting.

    YOUR VOTE IS IMPORTANT. ACCORDINGLY, YOU ARE URGED TO SIGN AND RETURN THE ACCOMPANYING PROXY CARD WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING.

    You may revoke your proxy at any time before it is voted at the Annual Meeting by (i) filing with the Corporate Secretary of Harrah's Entertainment, at or before the Annual Meeting, a written notice of revocation bearing a later date than the proxy, (ii) duly executing a subsequent proxy relating to the same shares of Common Stock and delivering it to the Corporate Secretary of Harrah's Entertainment at or before the Annual Meeting, or (iii) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute a revocation of a proxy). You may also be represented by another person present at the meeting by executing a form of proxy designating such person to act on your behalf. Any written notice revoking a proxy should be sent to the Corporate Secretary of Harrah's Entertainment at 1023 Cherry Road, Memphis, Tennessee 38117.

    All shares of Common Stock that are represented at the Annual Meeting by properly executed proxies received prior to or at the Annual Meeting and not revoked will be voted at the Annual Meeting in accordance with the instructions indicated in such proxies. Unless otherwise specified on the proxy, the shares represented by a signed proxy card will be voted FOR the proposals on the proxy card and will be voted in the discretion of the persons named as proxies on other business that may properly come before the meeting.

    Under the Company's Bylaws and Delaware law, shares represented by proxies that reflect either abstentions or "broker non-votes" (i.e., shares held by a broker or nominee which are represented at the Annual Meeting, but with respect to which such broker or nominee is not empowered to vote on a particular proposal) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Under the Company's Bylaws, abstentions will not be counted as votes for or against the proposals to be voted upon at the Annual Meeting.

    For participants in the Company's Employee Stock Ownership Plan, an appointed Plan Trustee will vote any shares held for a participant's account in accordance with the confidential voting instructions returned by the participant. If the instructions are not returned by the participant, shares held by the Company's Employee Stock Ownership Plan for such participant may be voted by the Plan Trustees pursuant to the Plan document and applicable law.

SHARES ENTITLED TO VOTE AND REQUIRED TO VOTE

    Only holders of record of shares of Common Stock as of the close of business on March 12, 1998 (the "Annual Meeting Record Date") will be entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof. At that date, there were 101,082,935 shares of Common Stock outstanding and entitled to vote at the meeting. Such holders of shares of Common Stock are entitled to one vote per share on any matter which may properly come before the Annual Meeting.

    The presence, either in person or by properly executed proxy, of a majority of the shares of Common Stock outstanding on the Annual Meeting Record Date will constitute a quorum and such quorum is necessary to permit action to be taken by the stockholders at such meeting. Under the rules of the New York Stock Exchange, the minimum vote required to constitute shareholder approval of additional shares proposed to be authorized for the Company's Stock Option and Restricted Stock Plans (Proposals 3 and 4) is a majority of votes cast on each of those proposals, provided a quorum is present. The affirmative vote of the holders of at least a majority of the outstanding shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote, excluding abstentions, is required to approve each of the other proposals. In the event that a quorum is not present at the time the Annual Meeting is convened, or if for any other reason the Company believes that additional time should be allowed for the solicitation of proxies, the Company may adjourn the Annual Meeting with or without a vote of the stockholders. If the Company proposes to adjourn the Annual Meeting by a vote of the stockholders, the persons named in the enclosed proxy will vote all shares of Common Stock for which they have voting authority in favor of such adjournment.

                               BOARD OF DIRECTORS

GENERAL INFORMATION--ELECTION OF DIRECTORS

    The Company's Certificate of Incorporation provides for a Board of Directors of not less than three nor more than seventeen directors and authorizes the Board to determine the number within that range from time to time by the affirmative vote of a majority of the directors then in office. The current Board of Directors consists of nine directors.

    In accordance with the Certificate of Incorporation, the Company's Board of Directors is divided into three classes with staggered terms. Each class of directors is elected for a term of three years. Three Class II directors are to be elected at the 1998 Annual Meeting for a three-year term ending in 2001.

    Shirley Young, who was a director in Class II, retired from the Board effective April 25, 1997. James L. Barksdale, who was a director in Class III, retired as a director effective July 25, 1997.

    The number of Class II directors is currently set at four. The Board has named three nominees for election to Class II rather than four due to the fact that no other individuals have been currently selected and are available for election at this time. Proxies cannot be voted for a greater number of persons than the number of nominees named. It is expected that the Board will at a future date appoint J. Kell Houssels, III, President and Chief Executive Officer of Showboat, Inc. ("Showboat"), to fill the vacancy in Class II when the Company completes the acquisition of Showboat. The Company entered into an agreement in December, 1997 to acquire Showboat subject to various conditions, including regulatory and third party approvals and approval by the stockholders of Showboat.

NOMINEES

    Upon recommendation of the Human Resources Committee of the Board of Directors (the "Human Resources Committee"), the following individuals have been nominated by the Board of Directors for re-election to Class II positions with their term in office expiring in 2001: Ralph Horn, Philip G. Satre and Boake A. Sells.

    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR EACH OF THE FOREGOING NOMINEES AS DIRECTORS OF HARRAH'S ENTERTAINMENT.

    In the event any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxy will be voted for any substitute nominee selected by the current Board of Directors. Management has no reason to believe, as of the date of this Proxy Statement, that the persons named will be unable or will decline to serve if elected, and each nominee has informed the Company that he consents to serve and will serve if elected.

OWNERSHIP OF HARRAH'S ENTERTAINMENT SECURITIES

    Set forth in the following table is the beneficial ownership of Common Stock as of January 31, 1998, for all current directors, including all nominees to the Board of Directors, the five executive officers of the Company named in the Summary Compensation Table on page 17, and all directors and executive officers as a group.

                                                                               SHARES OF COMMON       % OF SHARES
                                                                                     STOCK         OUTSTANDING (NET
                                                                                 BENEFICIALLY         OF TREASURY
                                                                               OWNED ON JANUARY      SHARES) AS OF
NAME                                                                            31, 1998(A)(B)     JANUARY 31, 1998
-----------------------------------------------------------------------------  -----------------  -------------------
John M. Boushy...............................................................          77,250                  *
Susan Clark-Johnson..........................................................           5,740                  *
James B. Farley..............................................................          21,486                  *
Joe M. Henson................................................................          79,002                  *
Ralph Horn...................................................................          23,520                  *
R. Brad Martin...............................................................          23,268                  *
Ben C. Peternell.............................................................         355,803                  *
Colin V. Reed................................................................         339,937                  *
E. O. Robinson, Jr...........................................................         136,273                  *
Walter J. Salmon.............................................................          17,863                  *
Philip G. Satre..............................................................         840,728                  *
Boake A. Sells...............................................................          21,506                  *
Eddie N. Williams............................................................          11,698                  *
All directors and executive officers as a group..............................       2,077,827                2.0%

------------------------

*   Indicates less than 1%

(a) Shares listed in the table include shares allocated to accounts under the Company's Savings and Retirement Plan as of December 31, 1997. The amounts shown also include the following shares that may be acquired within 60 days pursuant to outstanding stock options: Mr. Boushy, 37,239 shares; Mr. Peternell, 105,287 shares; Mr. Reed, 184,394 shares; Mr. Robinson, 59,725 shares; Mr. Satre, 360,715 shares; all directors and executive officers as a group, 806,926 shares.

(b) The amounts shown include the following rights to shares pursuant to the Non-Management Directors Stock Incentive Plan and deferred at the election of the directors: Ms. Clark-Johnson, 3,590 shares; Mr. Farley, 3,668 shares; Mr. Henson, 4,002 shares; Mr. Horn, 3,420 shares; Mr. Martin, 3,068 shares; Mr. Salmon, 3,262 shares; Mr. Sells, 3,506 shares; Mr. Williams, 1,648 shares.

                                      NOMINEES: CLASS II, TERM EXPIRES 2001


                      RALPH HORN
   [LOGO]             Mr. Horn, 57, has been Chairman of the Board of First Tennessee
                      National Corporation since January 1996 and Chief Executive Officer since April 1994. He has been a director and President of that company since July 1991, and was Chief Operating Officer from 1991 to 1994. He has been a director of Harrah's Entertainment since July 1995. He is a member of the Executive and Audit Committees of the Company.

                      PHILIP G. SATRE
   [LOGO]             Mr. Satre, 48, has been Chairman of the Board of the Company since
                      January 1997, Chief Executive Officer since April 1994, and President since April 1991. He was President of the Company's Gaming Group from
                      1984 to August 1995. He has been a director of the Company since
                      November 1989. He is a member of the Company's Executive Committee. He also is a member of the Executive Committee of Harrah's Jazz Company and a director and President of Harrah's Jazz Finance Corp., both of which filed petitions under Chapter 11 of the United States Bankruptcy
                      Code in November 1995.

                      BOAKE A. SELLS
   [LOGO]             Mr. Sells, 60, a private investor, was Chairman of the Board and Chief
                      Executive Officer of Revco D.S., Inc. from September 1987 to October
                      1992 and was President of that company from April 1988 to June 1992.
                      He is also a director of NCS Healthcare. He has been a director of the
                      Company since February 1990. He is a member of the Executive and Human
                      Resources Committees of the Company.


                                      DIRECTORS: CLASS I, TERM EXPIRES 2000

                      JOE M. HENSON
   [LOGO]             Mr. Henson, 64, a private investor, was a director and Chairman of the
                      Board of LEGENT Corporation from October 1989 until February 1995 and was a director of that company and Chairman of its Executive Committee from January 1995 to May 1995. He was Chief Executive Officer of
                      LEGENT Corporation from October 1989 to April 1992. He is a director of Marcam Solutions, Inc. He has been a director of the Company since
                      April 1991. He is Chairman of the Company's Human Resources Committee.

                      R. BRAD MARTIN
   [LOGO]             Mr. Martin, 46, has been Chairman of the Board and Chief Executive
                      Officer of Proffitt's, Inc. since 1989. He is a director of First
                      Tennessee National Corporation. Mr. Martin has been a director of the
                      Company since July 1996. He is a member of the Executive and Human
                      Resources Committees of the Company.

                      EDDIE N. WILLIAMS
   [LOGO]             Mr. Williams, 65, has been President and Chief Executive Officer of the Joint Center for Political and Economic Studies in Washington,
                      D.C. since 1972. He is a director of Riggs National Corporation of
                      Washington, D.C. Mr. Williams has been a director of the Company since
                      October 1992. He is a member of the Company's Audit Committee. He also is a member of the Executive Committee of Harrah's Jazz Company and a
                      director of Harrah's Jazz Finance Corp., both of which filed petitions under Chapter 11 of the United States Bankruptcy Code in November
                      1995.


                                     DIRECTORS: CLASS III, TERM EXPIRES 1999

                      SUSAN CLARK-JOHNSON
   [LOGO]             Ms. Clark-Johnson, 51, has been Senior Group President, Pacific
                      Newspaper Group, Gannett Co., Inc. since July 1994. She has been publisher of the Reno Gazette-Journal since 1985. She was President of
                      Gannett West Newspaper Group from 1985 to 1994. She has been a director of the Company since July 1994. She is Chairperson of the
                      Company's Audit Committee.

                      JAMES B. FARLEY
   [LOGO]             Mr. Farley, 67, has been a trustee of Mutual Of New York since October
                      1988. He was Chairman of the Board of Mutual Of New York from April
                      1989 to July 1993, and was Chief Executive Officer of that company from April 1989 to January 1993. Mr. Farley is also a director of
                      Ashland, Inc. and Walter Industries, Inc. Mr. Farley has been a director of the Company since February 1990. He is a member of the
                      Executive and Human Resources Committees of the Company.

                      WALTER J. SALMON
   [LOGO]             Mr. Salmon, 67, is Professor of Retailing, Emeritus at Harvard
                      University. He was the Stanley Roth, Sr. Professor of Retailing,
                      Harvard University from 1980 to June 1997. Mr. Salmon is also a director of Hannaford Brothers Company, Luby's Cafeterias, Inc., The
                      Neiman Marcus Group, The Quaker Oats Company, Circuit City Stores,
                      Inc., Cole National Corporation and PetsMart, Inc. He has been a director of the Company since February 1990. He is a member of the
                      Company's Audit Committee.

THE BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

    The Board of Directors met six times during 1997. During the year, overall attendance by incumbent directors averaged 96% at Board meetings and 98% at Committee meetings. Walter J. Salmon attended 89% of regularly scheduled Board and Committee meetings during 1997, but was unable to attend two special meetings, and as a result for the year he attended 73% of the meetings of the Board and of Committees on which he served.

    The Harrah's Entertainment Board has three standing committees: (i) Executive, (ii) Audit, and (iii) Human Resources.

    During the intervals between meetings of the Board of Directors, the Executive Committee, subject to specified limitations, may act on behalf of the Board. Action taken by the Executive Committee is reported to the Board of Directors at its first meeting following such action. Without specific delegated authority, the Executive Committee may not declare dividends except current quarterly dividends not in excess of those last declared by the Board of Directors and may not increase or decrease the number of directors or appoint new directors. Unless within an overall plan previously approved by the Board of Directors, action taken by the Executive Committee approving a transaction in excess of $75 million is subject to revision or rescission by the Board of Directors at the Board's first meeting following such action. The Executive Committee met once during 1997.

    The Audit Committee, which met four times in 1997, (1) recommends annually to the Board of Directors the independent public accountants for the Company and for its direct or indirect subsidiaries; (2) meets with the independent public accountants concerning their audit, their evaluation of the Company's financial statements, accounting developments that may affect the Company and their nonaudit services; (3) meets with the Company's management and the internal auditors concerning similar matters; (4) reviews the Company's compliance policies and performance; and (5) makes recommendations to all of the aforesaid groups that it deems appropriate.

    The Human Resources Committee met six times during 1997. The Human Resources Committee acts as the nominating committee of the Board of Directors. It considers and makes recommendations to the Board of Directors concerning the size and composition of the Board, the number of non-management directors, the qualifications of members and potential nominees for membership, the compensation of directors, membership of committees of the Board and certain administrative matters. The Human Resources Committee considers nominees recommended by stockholders. Detailed resumes of business experience and personal data of potential nominees may be submitted to the Corporate Secretary at the address shown on the front page of this Proxy Statement.

    The Human Resources Committee also approves the annual compensation of corporate officers who are members of the Board of Directors and administers the Company's bonus, restricted stock, stock option and other incentive compensation plans. The Committee also makes various decisions and policy determinations in connection with the Company's Savings and Retirement Plan and Employee Stock Ownership Plan.

COMPENSATION OF DIRECTORS

    Directors who are not employees of Harrah's Entertainment or its direct or indirect subsidiaries earn a monthly fee of $2,500 plus $1,500 for each Board meeting and $1,200 for each committee meeting they attend. Committee chairpersons are paid an additional $800 for each committee meeting attended. These fees are reviewed every three years by the Human Resources Committee of the Board to determine if they are competitive. In February 1998, the Committee completed a three-year review of the compensation of boards of directors of companies with revenues similar to Harrah's Entertainment. Based on this review, the Committee recommended and the Board determined that commencing May 1, 1998 the fees of non-management directors should be as follows: monthly fee $3,167; Board meetings fee, $1,600 for each meeting; Committee meetings fee, $1,300 for each meeting; Committee chairperson, an additional $900 for each Committee meeting.

    Under the provisions of the Company's Non-Management Directors Stock Incentive Plan, a director automatically receives 50% of his or her director fees in Common Stock in lieu of cash fees. Under the plan, which has a five-year term that began May 1, 1996, each director had the right to make a one-time election to receive the remaining 50% of his or her director fees in Common Stock in lieu of cash fees for the duration of the plan. All current participants except one made this election.

    Grants of stock under the plan are made every three months for an amount of stock, valued on the grant date, equal in value to 50% of the fees that the director earned during the previous three-month grant period (or 100% of the fees if the director elected to receive the remaining 50% of fees in stock). Shares that are granted cannot be disposed of for six months after the grant. A director may make an annual election to defer, until retirement, the grant of shares to be made the ensuing plan year. Deferred shares are then granted upon the director's retirement in a lump sum or in up to ten annual installments, as may be elected by the director. These elections are made prior to each plan year. However, a director may modify his or her choice as to a lump sum or installments by submitting a request to change the election at least one full fiscal year before retirement. This request is subject to approval of the Human Resources Committee. The Company has created a trust to assure the payment of benefits under the Non-Management Directors Stock Incentive Plan.

    Directors may defer the receipt of all or a portion of their directors' fees payable in cash pursuant to the provisions of the Company's Deferred Compensation Plan, an unfunded compensation deferral program. Amounts deferred may be paid in a lump sum or in installments, as selected by the director when making the deferral election. Under this plan, amounts, while deferred, earn interest at a rate based on a calculated average prime interest rate.

    Until May 1, 1996, directors were eligible to participate in the Company's other unfunded compensation deferral program, the Executive Deferred Compensation Plan. Under that plan, amounts, while deferred, earn interest at a rate approved annually by the Human Resources Committee. Seven current non-management directors deferred part of their cash fees under the Executive Deferred Compensation

Plan prior to May 1, 1996. The directors' eligibility for further deferrals under the Executive Deferred Compensation Plan terminated upon commencement of the Non-Management Directors Stock Incentive Plan on May 1, 1996. See "Certain Employment Arrangements" on page 20 for more information about the Executive Deferred Compensation Plan.

    Each non-management director is also provided with travel accident insurance of $500,000 while traveling on behalf of the Company and the opportunity to participate, while serving as a director, in the Company's standard group health insurance plans. During 1997 the total premium cost for these insurance benefits was approximately $3,407 per director participating in the plans. Each director receiving these benefits incurred taxable income equal to the premium cost of the group insurance.

    In February 1990, each non-management director in office at that time was granted 1,000 shares of restricted stock under the Company's Restricted Stock Plan which replaced 1,000 shares of Holiday Corporation ("Holiday") restricted stock awarded in April 1989. Each non-management director elected thereafter has also been granted an award of 1,000 shares of restricted stock upon his or her election. The foregoing awards, which have been adjusted for stock splits occurring after the grant date, vest in equal installments over ten years. If a director who had prior service on the Holiday Board of Directors leaves Board service at the expiration of his or her term of office, he or she will also receive vesting credit for each full year of such Holiday service prior to April 28, 1989. Upon election to the Board of Directors, any new non-management director receives an award of 1,000 restricted shares vesting in equal installments over ten years.

                               STOCK OPTION PLAN

DESCRIPTION OF PLAN

    On November 5, 1989, the Company adopted the Harrah's Entertainment, Inc. 1990 Stock Option Plan (the "Stock Option Plan"). Under the Stock Option Plan, the Human Resources Committee (the "Committee") determines the key management employees who will be granted options under the plan. Approximately 250 employees are in the group of key management employees eligible for stock options. The Committee may change eligibility rules by amending the plan. Members of the Board of Directors who are not employees are not eligible to receive stock options under the Plan.

    As of January 31, 1998, the maximum number of shares authorized for the issuance of new stock options or stock appreciation rights was 1,346,447. As described below, it is proposed that an additional 3,500,000 shares be authorized for options under the Plan. Any shares subject to an option which expires for any reason, is forfeited or is terminated unexercised as to such shares may again be subject to an option under the Stock Option Plan. The maximum number of shares subject to stock options or stock appreciation rights that can be granted to any individual is limited to 351,193 options in any one year period. This number of shares can be adjusted by the Committee in the event of certain corporate transactions or other events.

    No stock option or stock appreciation right may be granted after ten years following the adoption of the Stock Option Plan by the Company's Board of Directors. As described below, it is proposed that the term of the plan be extended through February 25, 2008. In general, except in case of death, disability, or retirement, no stock option may be exercisable after the expiration of ten years and one day (ten years in the case of an incentive stock option) from the date of grant of the option.

    An optionee with ten years of service has a two year period, and an optionee with 20 years of service has a three year period, after retirement, death or determination of disability to exercise any option to the extent it was exercisable on the date of such event, provided that (1) for incentive stock options, this two or three year period will not extend beyond the normal term of the option and (2) for non-incentive options, the term of the option will be extended up to a maximum term of thirteen years and one day to accommodate the two or three year extension in cases where retirement, death or determination of disability occurs within the three year prior to the end of the normal term of the option.

    The Stock Option Plan is administered by the Committee. The Committee has a wide degree of flexibility in determining options to be granted and determining the terms and conditions thereof. The expenses of administering the Stock Option Plan are borne by the Company.

    A stock option gives the holder the right to purchase Common Stock at a fixed price over a specified period of time. Grants may consist of either non-qualified stock options or incentive stock options. The option price of stock options is set by the Committee and options cannot be issued at a price less than 100% (110% in the case of an incentive stock option granted to a person owning, within the meaning of Section 424(d) of the Internal Revenue Code (the "Code"), more than 10% of the stock of the Company) of the fair market value of the Common Stock on the date the option is granted. The consideration for the grant of an option is the employee's service to the Company. In February 1998, the Stock Option Plan was amended to provide that, with respect to grants of options using the 3,500,000 additional shares authorized by the Board on February 26, 1998, the Committee will not authorize the amendment of any outstanding options to reduce their exercise price or cancel any options and replace them with options having a lower exercise price without shareholder approval, except in connection with a price adjustment permitted under the Plan upon the occurrence of certain corporate events such as a stock split, merger or similar event. This amendment did not affect the provisions of the Plan allowing the Committee to make pricing changes with respect to grants of options using previously authorized shares. The Committee has the right under the terms of the Stock Option Plan to accelerate the vesting of any option, except to the extent that such action would cause the plan to violate Section 422(b)(1) of the Code, Section 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act") or Rule 16b-3 under such act, or would cause an option or stock appreciation right intended to qualify as performance-based compensation under Section 162(m) of the Code to fail to so qualify.

    The option price may be paid in cash, by check, or in shares of Common Stock having a total fair market value on the date of exercise equal to the option price. The Company may also permit the option price payable by reason of the exercise of an option to be satisfied by withholding shares (that would otherwise be obtained upon such exercise) having a fair market value equal to the aggregate option price of the exercised option. The Company may also permit optionees to use cashless exercise methods that are permitted by law and in connection therewith the Company has established a cashless exercise program where the commissions on the sale of stock subject to an exercised option are paid by the Company.

    Stock appreciation rights, if granted, must pertain to, and be granted only in conjunction with, a related underlying option granted under the Stock Option Plan and can be exercisable and exercised only to the extent that the related option is exercisable. Upon the exercise of a stock appreciation right and the surrender of the exercisable portion of the related option, the optionee will be awarded cash, shares of Common Stock or a combination of shares and cash at the discretion of the Committee. The award will have a total value equal to the product obtained by multiplying (i) the excess of the fair market value per share on the date on which the stock appreciation right is exercised over the option price per share by (ii) the number of shares subject to the exercisable portion of the related option so surrendered. No outstanding options have stock appreciation rights.

    In the case of an optionee's death, the options may only be exercisable by the optionee's legal representative or beneficiary if the Company is properly assured and legally advised of the rights of such persons.

    The Committee may terminate the Stock Option Plan or modify or amend the Stock Option Plan in such respect as it may deem advisable; provided, that the Committee may not, without further approval by the Company's stockholders, make any amendment which would require approval of stockholders under Rule 16b-3 under Section 16(b) of the Exchange Act or Section 162(m) of the Code. No amendment, modification or termination of the Stock Option Plan may adversely affect a participant's rights under any previously granted option without the participant's consent.

    The Committee may adjust the number of shares subject to each outstanding option, the option prices of outstanding options, and the maximum number of shares subject to the Stock Option Plan and may take certain other actions in the event of certain changes in Common Stock which occur because of corporate changes described in the Stock Option Plan.

    The Committee also has authority to approve administrative rules and regulations to govern administration of the Stock Option Plan. The Committee has adopted administrative regulations that generally provide that, unless otherwise agreed by the Company, upon an optionee's termination of employment, all stock options which at the time of termination are unvested will be forfeited, and upon death or disability,

50% of unvested options will become exercisable and the balance will be forfeited. Upon a change in control (as defined), 100% of unvested options will become exercisable. The regulations provide that the Committee may approve exceptions to the forfeiture provisions in the regulations for stock options granted to officers who are subject to Section 16 of the Exchange Act (which includes all executive officers), and the Chief Executive Officer may approve exceptions to the forfeiture provisions for other employees.

FEDERAL INCOME TAX CONSEQUENCES APPLICABLE TO THE STOCK OPTION PLAN

    Certain of the federal income tax consequences applicable to the Stock Option Plan are set forth below. This discussion is intended to be general in scope and does not specify all of the special tax rules that can apply to various circumstances related to stock options.

    (1) NON-INCENTIVE STOCK OPTIONS. Federal taxable income is generally not recognized by an optionee when a non-incentive stock option is granted. On the date a non-incentive stock option is exercised, the amount by which the fair market value of the stock exceeds the exercise price of the option is taxed as ordinary income to the optionee. Subject to Section 162(m) of the Code, the amount of income taxed to the optionee will be allowed as a deduction for federal income tax purposes to the Company in the same year. When an optionee disposes of shares acquired by the exercise of the option, any amount received in excess of the fair market value of the shares on the date of exercise will be treated as long- or short-term capital gain to the optionee, depending upon the holding period of the shares. If the amount received is less than the market value of the shares on the date of exercise, the loss will be treated as long- or short-term capital loss, depending upon the holding period of the shares.

    (2) INCENTIVE STOCK OPTIONS. Federal taxable income is generally not recognized by an optionee on the grant of an incentive stock option. When an optionee exercises an incentive stock option within the term of such option, no ordinary income will be recognized by the optionee at that time. However, the excess of the fair market value of the stock over the exercise price is considered a "preference item" for alternative minimum tax purposes in the year of exercise.

    If the shares acquired upon exercise are disposed of more than one year after the date of transfer (and two years after grant date), the excess of the sale proceeds over the aggregate option price of such shares will be taxed as long-term capital gain to the optionee. The Company would not be entitled to a tax deduction under such circumstances. In general, if the shares are disposed of prior to such date(s) (a "Disqualifying Disposition"), the lesser of (a) the excess of the fair market value of such shares at the time of exercise over the aggregate option price or (b) the amount realized on such Disqualifying Disposition over the basis of the shares would be taxed as ordinary income to the optionee at the time of the Disqualifying Disposition. The Company generally would be entitled to a federal tax deduction equal to the amount of ordinary income recognized by the optionee as a result of the Disqualifying Disposition.

    If a Disqualifying Disposition occurs in the year of exercise, the "preference item" for alternative minimum tax purposes cannot exceed the gain on disposition. For purposes of determining the alternative minimum tax gain or loss in years following the year of exercise, the basis of the acquired shares will be the exercise price increased by the amount of the "preference item" previously included in the alternative minimum taxable income.

    The Company believes that the terms and conditions of both the non-incentive and incentive stock options granted under the Stock Option Plan currently meet the requirements for performance-based compensation under Section 162(m)(4)(C) of the Code and that therefore the compensation attributable to the exercise of a stock option is not subject to the deduction limit under Section 162(m) of the Code.

PROPOSED AMENDMENTS TO STOCK OPTION PLAN

    The Stock Option Plan expires on November 5, 1999. In order to continue its ability to grant incentives to employees and executives in the form of stock options, the Committee has determined that the Stock Option Plan should be amended, subject to stockholder approval, to extend the Plan's expiration date until February 25, 2008.

    The Committee has also determined that the Stock Option Plan should have an additional reserve of shares so that the Company's policy of providing equity incentives in the form of stock options to executive officers and key employees can continue. Additional shares are also important in order to be able to provide equity incentives to additional key employees who join the Company as a result of possible future acquisitions. In December, 1997 the Company entered into an agreement to acquire Showboat, Inc. Accordingly, the Committee has approved a proposed amendment to the Stock Option Plan for stockholder approval authorizing an increase in the number of shares covered by the Plan.

    The proposed amendment provides that the total authorized shares that may be issued under the Stock Option Plan for stock options and stock appreciation rights is increased by 3,500,000 shares. If this amendment is approved by the stockholders, the reserve of shares that will be available for the issuance of new options will be a total of approximately 4,840,000 shares (representing approximately 4.2% of the outstanding shares of Common Stock). All of these options will be available for grants to executive officers as well as other key employees.

    It is not presently determinable who will receive these options since stock option awards are granted by the Committee in its discretion from time to time including grants to executive officers as well as other key employees. However, it is anticipated that all of the authorized options, including those authorized by this amendment, will be granted prior to the proposed extended expiration of the Stock Option Plan. See "Report of the Human Resources Committee on Executive Compensation" for a discussion of the factors that the Committee may consider in determining the grant of stock options to executive officers. The Plan provides that the options granted using shares authorized by this amendment will not be amended to reduce the exercise price or canceled and replaced with options having a lower exercise price without shareholder approval, except in connection with a price adjustment permitted under the Plan upon the occurrence of certain corporate events such as a stock split, merger or similar event.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE FOREGOING AMENDMENTS TO THE STOCK OPTION PLAN AND PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED FOR THE AMENDMENTS UNLESS STOCKHOLDERS SPECIFY A DIFFERENT CHOICE.

                             RESTRICTED STOCK PLAN

DESCRIPTION OF PLAN

    Under the Harrah's Entertainment, Inc. 1990 Restricted Stock Plan (the "Restricted Stock Plan"), shares of Common Stock are awarded on a periodic basis to key employees who are selected by the Chief Executive Officer of the Company and approved by the Committee as making significant contributions to the Company. The Committee may also approve special awards to employees nominated by the Chairman of the Board in recognition of the employee's superior past performance.

    Approximately 250 key employees are eligible to participate in the Restricted Stock Plan. This is the only class of employees currently eligible to participate. The Committee may change eligibility rules by amending the Plan.

    In addition, a non-management director is entitled to an award of 1,000 shares under the plan upon first being elected to the Board. Eight current non-management directors have received specified awards provided by the plan. Any new non-management director is eligible to receive this award. It is not determinable how many new non-management directors will be eligible since this depends on the future make-up of the Company's Board of Directors and future elections of directors. The awards to non-management directors vest in annual installments over ten years.

    The shares of Common Stock which are awarded are restricted as to transfer and subject to forfeiture during a specified period or periods. The consideration for the grant of restricted stock is the employee's service to the Company. Each award is subject to such conditions, terms and restrictions as are determined by the Committee. The Committee also has the power to permit acceleration of the expiration of the applicable restriction period with respect to any part or all of the shares awarded to a participant; provided, however, that with respect to any award of restricted shares intended to qualify as performance-based compensation under Section 162(m) of the Code or any successor provisions thereto, no such acceleration shall be authorized to the extent that such acceleration would cause such restricted shares to fail to so qualify. Generally, in the event of a participant's termination of employment (except for death or disability) prior to the end of a restriction period, unless otherwise agreed by the Company, any shares upon which restrictions have not yet lapsed will be automatically forfeited and returned to the Company without any payment to the participant or his successors, heirs, assigns, or personal representatives. Restricted shares that are forfeited are returned to the Plan and can be regranted by the Committee to any key employee. The Committee has adopted administrative regulations which provide that the Committee may approve exceptions to the forfeiture provisions for restricted stock granted to officers who are subject to Section 16 of the Exchange Act (which includes all executive officers), and the Chief Executive Officer may approve exceptions to the forfeiture provisions for other employees.

    Certain key executives have been granted restricted stock awards pursuant to a Time Accelerated Restricted Stock Award Plan (the "TARSAP Program") established by the Committee. TARSAP shares will vest on January 1, 2002, provided the executive continues in active employment with the Company, and are eligible for earlier annual performance vesting beginning March 1, 1999 for the period 1999-2001 if the Company achieves certain financial performance targets in the year preceding the accelerated vesting. See "Report of the Human Resources Committee on Executive Compensation."

    In general, shares awarded, and any right to vote such shares and to receive dividends thereon, may not be sold, assigned or in any way transferred during the restriction period applicable to such shares. During the restriction period, the recipient has all other rights of a stockholder, including, but not limited to, the right to receive dividends and vote such shares. Certificates for restricted shares are deposited with the Company or its designee during the restriction period.

    In the Committee's discretion, an award of restricted shares may be designed to qualify as performance-based compensation under Section 162(m) of the Code. It is intended that such restricted shares will vest based upon the Company's satisfaction of certain performance goals which are based on some or all of the following business criteria: pretax income, operating income, cash flow, earnings per share, return on equity, return on average invested capital, or a division's operating income or opened units.

    In the discretion of the Committee, the plan will remain in effect until all shares awarded under the plan are free of restrictions, but no award may be made more than ten years after the date the plan was approved by the stockholders which was November 5, 1989. As described below, it is proposed that the term of the plan be extended through February 25, 2008. Upon certain changes in the number of outstanding shares of common stock which occur as a result of corporate changes described in the Restricted Stock Plan, the Committee may adjust the number of shares to be issued under the plan, make equitable adjustments in restricted shares previously awarded and take other action specified in the Restricted Stock Plan.

    The Committee may discontinue or amend the Restricted Stock Plan at any time, except that without stockholder approval the Committee may not make any amendment that would require stockholder approval under Rule 16b-3. The termination or any modification or amendment of the Restricted Stock Plan may not, without the consent of a participant, adversely affect a participant's rights under an award previously granted. A maximum of 1,600,000 shares have been authorized for issuance under the plan. As of January 31, 1998, there were 24,661 shares remaining in the plan that could be granted. The proposed amendment to the Restricted Stock Plan would increase this by 3,100,000 shares.

    The Committee has authority to adopt policies and procedures regarding various administrative matters arising under the Restricted Stock Plan.

    Amendments can be made to the Restricted Stock Plan that can increase the cost of the plan to the Company and can alter the allocation of benefits as between executive officers, employees, and directors. However, the Committee may not modify the eligibility requirements of the Plan or otherwise amend the Plan in a manner requiring stockholder approval as a matter of Section 16, Rule 16b-3 or Section 162(m) or other applicable law, regulation or rule without approval of the Company's shareholders. In addition, the provisions of the plan that deal with eligibility and benefits for non-management directors cannot be amended more than once every six months other than to comply with changes in Federal law or regulations.

FEDERAL INCOME TAX CONSEQUENCES OF RESTRICTED STOCK PLAN

    Participants in the Company's Restricted Stock Plan must include in ordinary income the fair market value of the stock at the time it vests. The Company has not permitted participants to make an election under Section 83(b) of the Code with respect to restricted stock awards and no such elections are in effect. Upon the sale of restricted stock after it vests, a participant will recognize either short-term or long-term capital gain (or loss) to the extent of any appreciation (or depreciation) in the value of the stock after the vesting date. Subject to Section 162(m) of the Code, the Company is entitled to a tax deduction in an amount equal to the participant's ordinary income recognized on the vesting date. The tax deduction is taken by the Company in the same year that the participant recognizes ordinary income by reason of the vesting of the stock.

    The foregoing is a brief summary of the tax consequences relating to restricted stock and is not intended to be complete. It does not describe state or local tax consequences.

PROPOSED AMENDMENTS TO RESTRICTED STOCK PLAN

    The Restricted Stock Plan expires on November 5, 1999. In order to continue its ability to grant incentives to employees and executives in the form of restricted stock, the Committee has determined that the Restricted Stock Plan should be amended, subject to stockholder approval, to extend the Plan's expiration date until February 25, 2008.

    The Committee has further determined that the Restricted Stock Plan should have an additional reserve of shares available so that restricted stock can continue to be used as an equity incentive for executive officers and key employees for the extended years of the Plan and to provide equity incentives to additional key employees who join the Company as a result of possible future acquisitions. Accordingly, the Committee has approved a proposed amendment to the Restricted Stock Plan for stockholder approval authorizing an increase in the number of shares covered by the Plan.

    The proposed amendment provides that the total authorized shares that may be issued under the Plan is increased by 3,100,000 shares. If this amendment is approved by the stockholders, the reserve of shares that will be available for the issuance of new awards of restricted stock will be a total of approximately 3,124,000 shares (representing approximately 2.7% of the outstanding shares of Common Stock on a fully-diluted basis). All of these shares of restricted stock will be available for grants to executive officers as well as other key employees.

    It is not presently determinable who will receive these shares of restricted stock since restricted stock awards are granted by the Committee in its discretion from time to time including grants to executive officers as well as other key employees. However, it is anticipated that all of the authorized shares of restricted stock, including those authorized by this amendment, will be granted prior to the proposed extended expiration of the Restricted Stock Plan. See "Report of the Human Resources Committee on Executive Compensation" for a discussion of the factors that the Committee may consider in determining grants of restricted stock awards to executive officers.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE FOREGOING AMENDMENTS TO THE RESTRICTED STOCK PLAN AND PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED FOR THE AMENDMENTS UNLESS STOCKHOLDERS SPECIFY A DIFFERENT CHOICE.

                         EXECUTIVE OFFICER COMPENSATION

    The Summary Compensation Table below sets forth certain compensation information concerning the Company's Chief Executive Officer and the four additional most highly compensated executive officers.

                          HARRAH'S ENTERTAINMENT, INC.
                           SUMMARY COMPENSATION TABLE

                                                                            LONG TERM COMPENSATION
                                                ANNUAL COMPENSATION                 AWARDS
                                         ---------------------------------  ----------------------
                                                                 ($)(1)      ($)(2)      (#)(3)       ($)(4)
          NAME AND                                                OTHER     RESTRICTED SECURITIES       ALL
         PRINCIPAL                                               ANNUAL       STOCK    UNDERLYING      OTHER
          POSITION              YEAR     SALARY($)  BONUS($)   COMPENSATION AWARD(S)     OPTIONS    COMPENSATION
----------------------------  ---------  ---------  ---------  -----------  ---------  -----------  -----------

Philip G. Satre.............       1997  $ 797,577  $ 350,934   $  75,336   $             238,130    $ 205,395
  Chairman, President and          1996    511,500                  6,478   2,050,000     350,271      189,406
  Chief Executive Officer          1995    477,000    133,560       3,869                  82,884      132,356

Colin V. Reed...............       1997    381,019    200,000       8,614                 100,000       70,634
  Executive Vice President         1996    330,625                  3,366   1,025,000     152,484       65,300
  and Chief Financial              1995    297,904     69,018       2,283                  34,998       45,039
  Officer

John M. Boushy..............       1997    236,988    100,000         387     101,094      50,000       24,209
  Senior Vice President,           1996    215,622                     30     512,500      98,268       22,939
  Information Technology           1995    198,464     45,646          14                               19,191
  and Marketing Services

Ben C. Peternell............       1997    254,948     92,000       7,255     202,188      50,000      210,700
  Senior Vice President,           1996    242,500                  3,617     512,500      98,121      194,291
  Human Resources and              1995    229,000     53,815       2,814                  19,438      141,002
  Communications

E. O. Robinson, Jr..........       1997    255,937     80,000       5,922     202,188      50,000       78,953
  Senior Vice President            1996    241,375                  2,598     410,000      90,159       60,217
  and General Counsel              1995    219,125     51,494       2,580                  19,438       30,249

------------------------

(1) Other Annual Compensation for Messrs. Reed, Boushy, Peternell and Robinson and for Mr. Satre in the years 1995 and 1996 consists of earnings in excess of market rates on deferred compensation payable during the current year but deferred at the election of the executives. Other Annual Compensation for Mr. Satre in 1997 includes (a) earnings in excess of market rates on deferred compensation paid during the current year but deferred at the election of Mr. Satre in the amount of $16,167, (b) a rollover amount on deferred compensation in the amount of $38,455, and (c) an allocated amount for aircraft usage of $14,420. Other Annual Compensation for perquisites for each other individual named above and for Mr. Satre for the years 1995 and 1996 aggregated less than (a) 10% of the total annual salary and bonus for each individual or (b) $50,000, whichever is lower. Accordingly, no such amounts are included. The Company does not provide a fixed benefit pension plan for its executives. The amounts set forth above for deferred compensation earnings are retirement benefits which are a function of deferred income voluntarily contributed by the executives based on an interest rate approved by the Human Resources Committee.

(2) Awards of restricted stock were granted to the executives in 1997 and 1996 under a Time Accelerated Restricted Stock Award Program. The numbers of shares awarded to Messrs. Boushy, Peternell and Robinson in 1997 were 5,000, 10,000, and 10,000, respectively. The numbers of shares awarded to Messrs. Satre, Reed, Boushy, Peternell and Robinson in 1996 were 100,000, 50,000, 25,000, 25,000 and 20,000, respectively. The shares will vest on January 1, 2002, provided the executive continues in active employment with the Company, and are eligible for earlier annual vesting beginning March 1, 1999, if the Company achieves certain financial performance targets. See "Report of the Human Resources Committee on Executive Compensation." The number of unvested shares held by Messrs. Satre, Reed, Boushy, Peternell and Robinson as of December 31, 1997 was 100,000, 50,000, 30,129, 35,000 and
    30,150, respectively. The market value of the unvested restricted stock awards held by Messrs. Satre, Reed, Boushy, Peternell and Robinson as of December 31, 1997 was $1,887,500, $943,750, $568,685, $660,625 and $569,081,
    respectively. Dividends are paid on restricted stock in the same manner and to the same extent as dividends are paid on other shares of Common Stock.

(3) The numbers shown are net of the cancellation of stock options in November 1996.

(4) All Other Compensation consists of (a) earnings in excess of market rates on deferred compensation other than such compensation paid during the current year, and (b) matching contributions to the Company's Savings and Retirement Plan. Such amounts, respectively, were as follows: For 1997: Mr. Satre, $195,895 and $9,500; Mr. Reed, $61,134 and $9,500; Mr. Boushy, $14,709 and
    $9,500; Mr. Peternell, $201,200 and $9,500; and Mr. Robinson, $36,706 and
    $9,500; For 1996: Mr. Satre, $180,406 and $9,000; Mr. Reed, $56,300 and
    $9,000; Mr. Boushy, $13,939 and $9,000; Mr. Peternell, $185,291 and $9,000;
    and Mr. Robinson, $33,804 and $9,000; For 1995: Mr. Satre, $123,356 and
    $9,000; Mr. Reed, $36,039 and $9,000; Mr. Boushy, $9,951 and $9,240; Mr.
    Peternell, $132,002 and $9,000; and Mr. Robinson, $21,249 and $9,000. For
    Mr. Robinson such compensation also includes reimbursements outside the Company's group insurance plan in the amount of $32,747 in 1997 and $17,413 in 1996. As stated in note (1) above, the Company does not provide a fixed benefit pension plan for its executives, and the amounts set forth above are retirement benefits which are a function of deferred income voluntarily contributed by the executives based on an interest rate approved by the Human Resources Committee.

    The following table sets forth certain information regarding grants of stock options made to the executive officers named in the Summary Compensation Table during 1997, including information as to the potential realizable value of such options at assumed annual rates of stock price appreciation for the ten-year option terms. Additional information is provided concerning this potential realizable value for all optionees receiving option grants in 1997, and for all Harrah's Entertainment stockholders.

                          HARRAH'S ENTERTAINMENT, INC.
                     OPTION GRANTS IN THE LAST FISCAL YEAR

                                                    INDIVIDUAL GRANTS
                                  ------------------------------------------------------           POTENTIAL REALIZABLE
                                    NUMBER OF     PERCENT OF                                      VALUE AT ASSUMED ANNUAL
                                   SECURITIES    TOTAL OPTIONS                                     RATES OF STOCK PRICE
                                   UNDERLYING     GRANTED TO     EXERCISE                    APPRECIATION FOR OPTION TERM (1)
                                     OPTIONS     EMPLOYEES IN     OR BASE    EXPIRATION   ---------------------------------------
    NAME                          GRANTED(#)(2)   FISCAL YEAR   PRICE($/SH.)    DATE         0%           5%             10%
--------------------------------  -------------  -------------  -----------  -----------     ---     -------------  -------------
Philip G. Satre.................       38,130            1.5%    $ 18.5000     01/16/07   $  --      $     443,625  $   1,124,234
                                      200,000            8.0%      18.9375     12/12/07      --          2,381,938      6,036,300
Colin V. Reed...................      100,000            4.0%      18.9375     12/12/07      --          1,190,969      3,018,050
John M. Boushy..................       50,000            2.0%      18.9375     12/12/07      --            595,485      1,509,075
Ben C. Peternell................       50,000            2.0%      18.9375     12/12/07      --            595,485      1,509,075
E. O. Robinson, Jr..............       50,000            2.0%      18.9375     12/12/07      --            595,485      1,509,075
All Stockholders(3).............          n/a            n/a           n/a          n/a      --      1,202,619,508  3,047,673,952
All Optionees...................    2,495,903         100.00%        18.93(4)    various     --         29,721,355     75,319,749
All Optionees as a percent of
  All
  Stockholders Gain.............          n/a            n/a           n/a          n/a         n/a           2.47%          2.47%

------------------------

(1) The dollar amounts under these columns are the result of calculations at zero percent, and at five percent and ten percent rates set by the Securities and Exchange Commission and therefore are not intended to forecast possible future appreciation, if any, of Harrah's Entertainment's stock price. In the above table, Harrah's Entertainment did not use an alternative formula for a grant date valuation, as Harrah's Entertainment is not aware of any formula which will determine with reasonable accuracy a present value based on future unknown or volatile factors. In general, vesting of options is dependent on continued employment. There is no assurance that the value realized by an officer will be at or near the value estimated above.

(2) Employees vest in the right to exercise these options over a four-year period. Options are subject to certain conditions, including compliance with terms and conditions of the options as approved by the Human Resources Committee. Options are nontransferable except by will or the laws of descent and distribution. See "Report of the Human Resources Committee on Executive Compensation" for more information concerning stock option awards.

(3) These amounts represent the appreciated value which common stockholders would receive at the hypothetical zero, five and ten percent rates based on the market value of Common Stock outstanding at or near the option grant dates.

(4) Represents the weighted average exercise price of options granted to all optionees.

    The following table sets forth certain information concerning stock option exercises during 1997 by the executive officers named in the Summary Compensation Table and information concerning option values.

                          HARRAH'S ENTERTAINMENT, INC.
                    AGGREGATED OPTION EXERCISES IN 1997 AND
                        DECEMBER 31, 1997 OPTION VALUES

                                                                             NUMBER OF SECURITIES
                                                                            UNDERLYING UNEXERCISED       VALUE OF UNEXERCISED,
                                                                               OPTIONS HELD AT           IN-THE-MONEY OPTIONS
                                            SHARES                           DECEMBER 31, 1997(#)     AT DECEMBER 31, 1997($)(1)
                                           ACQUIRED            VALUE      --------------------------  ---------------------------
NAME                                    ON EXERCISE(#)      REALIZED($)   EXERCISABLE  UNEXERCISABLE  EXERCISABLE   UNEXERCISABLE
------------------------------------  -------------------  -------------  -----------  -------------  ------------  -------------
Philip G. Satre.....................          --             $  --           217,607        655,129   $  1,830,369   $   512,175
Colin V. Reed.......................          --                --           119,425        288,079        943,700       266,339
John M. Boushy......................          --                --            11,513        149,427        127,109       115,489
Ben C. Peternell....................          --                --            68,520        165,215        624,193       149,222
E. O. Robinson, Jr..................          --                --            29,313        152,889        164,490        99,304

------------------------

(1) Amount represents the difference between the aggregated option price of unexercised options and a $18.875 market price on December 31, 1997, which was the closing price of the Common Stock on the last trading day of 1997.

CERTAIN EMPLOYMENT ARRANGEMENTS

    Pursuant to an employment agreement with Mr. Satre, the Company has agreed to employ Mr. Satre as Chairman of the Board, President and Chief Executive Officer from January 1, 1997 until December 31, 1998 at a current annual salary effective January 1, 1998, of $800,000, subject to merit increases as may be approved by the Human Resources Committee. During the term of this employment agreement, Mr. Satre is entitled to participate in incentive compensation programs and other benefits accorded to senior officers, including eligibility for bonus compensation and long-term incentive compensation in the form of stock options and restricted stock awards as approved by the Human Resources Committee. The Board of Directors reserves the right to terminate the employment agreement with or without cause, and Mr. Satre has the right to resign with good reason (as defined).

    If the agreement is terminated without cause or if he resigns for good reason, Mr. Satre will receive two years' salary continuation and his stock options and any shares of restricted stock other than unvested TARSAP shares will continue in force during this period of time for vesting purposes. Any unvested TARSAP shares would be forfeited upon termination of the agreement unless the Human Resources Committee of the Board of Directors were to approve an exception based on its review of the circumstances at that time.

    If the agreement is terminated for cause, Mr. Satre's unvested options and any shares of unvested restricted stock will be cancelled and his salary will end. He will be entitled to the retirement rate for his account under the Executive Deferred Compensation Plan if he is terminated without cause or if he resigns for good reason.

    If a change in control were to occur during his employment agreement and his employment terminated voluntarily or involuntarily within two years after the change in control, Mr. Satre would be entitled to receive the severance benefits under his severance agreement (if then in force) in lieu of the salary and rights under his employment agreement.

    After the termination of his employment with the Company, Mr. Satre will be entitled to receive group insurance benefits at the Company's cost for his lifetime similar to the benefits provided to other retired management directors of the Company.

    The Company has entered into severance agreements with each of the executive officers named in the Summary Compensation Table above. Each severance agreement provides for a compensation payment (the "Compensation Payment") of three times the "annual compensation" (as defined in the severance agreements) of such executive as well as a pro rata amount of the executive's target bonus for the current bonus plan year and an accelerated payment in cash of the value of all stock options and payment of any compensation or awards payable to such executive under any incentive plan of the Company (the "Accelerated Payments"), if the executive's employment is terminated subsequent to a change in control (collectively, the "Severance Payments"), with certain exceptions described below. With respect to any unvested restricted stock and stock options, such stock awards vest automatically upon a change in control regardless of termination of the employee.

    The "annual compensation" for purposes of determining the Compensation Payment under the severance agreement includes salary and bonus amounts but excludes restricted stock vestings and compensation or dividends related to restricted stock or stock options. A change in control is defined to occur whenever: (i) any person becomes the beneficial owner of 25% or more of the Company's then outstanding voting securities regardless of comparative voting power of such securities, (ii) within a two-year period, members of the Board of Directors at the beginning of such period and approved successors no longer constitute a majority of such board, or (iii) holders of securities entitled to vote thereon approve a merger or consolidation (with certain exceptions) or a plan of complete liquidation.

    Mr. Satre is entitled to the Compensation Payments if, within two years after a change in control of the Company, his employment terminates voluntarily or involuntarily. The other executives are entitled to the Compensation Payments after a change in control if, within two years of the change in control, the executive's employment is terminated involuntarily, or the executive resigns with good reason (as defined). Additionally, the executives are entitled to the Compensation Payments if the executive's employment terminates voluntarily during a 30 day period following the first anniversary of the change in control. For the purpose of such voluntary termination, a change in control is defined to occur whenever: (i) any person becomes the beneficial owner of a majority of the Company's then outstanding voting securities (rather than 25% or more) regardless of comparative voting power of such securities, (ii) within a two-year period, members of the Board of Directors at the beginning of such period and approved successors no longer constitute a majority of such board, or
(iii) holders of securities entitled to vote thereon approve a merger or consolidation (with certain exceptions) or a plan of complete liquidation.

    The executives are not entitled to the Compensation Payments after a change in control if their termination is: (i) by the Company for cause (as defined), or, except for Mr. Satre, (ii) voluntary and not for good reason (as defined) other than as described in the preceding paragraph.

    In the event that an executive becomes entitled to Severance Payments which are subject to a federal excise tax imposed on the executive (the "Excise Tax"), the severance agreements provide that the

Company shall pay the executive an additional amount (the "Gross-Up Payment") such that the net amount retained by the executive after deduction of any Excise Tax on the Severance Payments and all Excise Taxes and other taxes on the Gross-Up Payment, shall equal the initial Severance Payments less normal taxes.

    In addition, the severance agreements each provide that in the event of a potential change in control of the Company (as defined below): (i) the Company will deposit in escrow a sum of money sufficient to fund the Severance Payments in the event of a change in control of the Company, and (ii) each executive will agree to remain in the employ of the Company for a certain period of time. A potential change in control of the Company is defined to occur whenever (i) the Company enters into an agreement which would result in a change in control of the Company, (ii) any person publicly announces an intention to take action which would result in change of control of the Company, (iii) any person, other than the trustee of an employee benefit plan of the Company, who is or becomes a beneficial owner of 9.5% of the combined voting power of the Company's then outstanding securities, increases his beneficial ownership of such securities by 5% or more resulting in 14.5% or more ownership, or (iv) the Board of Directors adopts a resolution to the effect that a potential change in control of the Company has occurred.

    Each severance agreement has a term of one calendar year and is renewed automatically each year starting January 1 unless the Company gives notice of the non-renewal of any such agreement by the preceding September 30. Each severance agreement provides that if a change in control occurs during the original or extended term of the agreement, then the agreement will automatically continue in effect for a period of 24 months beyond the month in which the change in control occurred.

    The Compensation Payments and Accelerated Payments, respectively, that would have been payable to the executive officers named in the Summary Compensation Table for the Company on January 1, 1998, if a change in control occurred and if such executives had been terminated as of that date, would have been approximately: Mr. Satre, $3,225,043 and $4,708,590; Mr. Reed, $1,653,106 and
$2,363,349; Mr. Boushy, $1,043,410 and $927,614 ; Mr. Peternell, $1,137,683 and
$1,561,514; and Mr. Robinson, $1,057,741 and $958,532. Such Accelerated Payments include the value of any unvested restricted stock and unexercised stock options that would accelerate upon a change in control, based on the market price of the Common Stock on December 31, 1997.

    The Company's executive officers participate in the Executive Deferred Compensation Plan under which amounts, while deferred, earn interest at a termination rate (which cannot be lower than the Citibank prime rate) or at a retirement rate (which cannot be lower than a specified formula rate), both of which are approved annually by the Human Resources Committee. With respect to deferrals made during 1997, the termination rate earned on these deferrals for 1997 was 8.5% and the retirement rate earned on these deferrals was 13.0%. In October 1995, the Human Resources Committee approved a fixed retirement rate of 15.5% and a fixed termination rate of 8.5% which will accrue on account balances under the Executive Deferred Compensation Plan as of December 31, 1995 (subject to plan minimum rates). The interest rates on post-1995 deferrals will continue to be approved annually by the Committee. The termination rate that will be earned during 1998 for post- 1995 deferrals has been approved at 8.5% and the retirement rate has been approved at 13%. Both rates are subject to plan minimum rate provisions.

    The retirement rate is established as an incentive to encourage long-term service. Therefore, only those participants meeting the plan's service requirements will receive interest at the retirement rate.

    In the event of a change in control, as defined in the Executive Deferred Compensation Plan, a participant who is not yet entitled to the retirement rate will receive such rate if his or her employment terminates within a 24 month period after the change in control. Messrs. Satre, Reed, Boushy and Peternell are not yet entitled to the retirement rate. Consequently, if a change in control as defined in the Executive Deferred Compensation Plan were to occur, these executive officers will be entitled to such rate on their Executive Deferred Compensation Plan account balances if their employment were to terminate within 24 months after the change in control.

    The Company has established an escrow fund and has deposited insurance policies and cash proceeds received from insurance policies into the escrow fund. This escrow fund assures the payment of benefits, as they accrue, to, among others, the executive officers and non-management directors which will be payable under the Executive Deferred Compensation Plan, or other deferred compensation plans. Upon occurrence of a potential change in control of the Company, the Company also will, upon the request of an executive, place into this escrow fund the severance payments which become payable to the executive only following a change in control. The Company intends to increase the escrow fund, if necessary, to assure payment of future deferrals and also has the right to increase the escrow fund to pay premiums on the insurance policies and interest on policy loans. The escrow fund is subject to the claims of the Company's creditors in the case of the Company's insolvency or bankruptcy.

REPORT OF THE HUMAN RESOURCES COMMITTEE ON EXECUTIVE COMPENSATION

    The Human Resources Committee (referred to in this section as the "Committee") is composed entirely of independent non-employee directors. The Committee is responsible for approving the compensation of management directors, reviewing the compensation of other executive officers, including the executive officers named in the Summary Compensation Table, and approving stock awards, including stock options and restricted stock, for each such officer.

    EXECUTIVE COMPENSATION POLICY. The Company's executive compensation policy is designed to attract and retain high caliber executives and motivate them to superior performance for the benefit of the Company's stockholders. Under this policy: (i) salaries are linked to competitive factors and salary increases are based primarily on merit, (ii) the annual bonus program is competitively-based and, subject to discretionary rights of the Committee, provides incentive compensation based on the Company's annual financial performance, and (iii) long-term compensation is tied to enhanced shareholder value and to the Company's financial performance.

    In summary, the Company's executive compensation policy is primarily performance based, with a large portion of executive compensation at risk. This policy not only extends to executive officers but also to key managers and professional staff. Approximately 250 key employees participate in the Company's Stock Option and Restricted Stock Plans.

    The following discussion describes the basic components of executive compensation in further detail.

    CASH COMPENSATION COMPETITIVELY-BASED. Cash compensation for executive officers (salary and annual bonus) is approximately comparable to the median ranges of amounts paid to executives who are employed in similar positions in companies primarily in service and entertainment industries with revenues comparable to the Company's revenues. Various surveys prepared by national compensation specialists are considered for purposes of determining company salaries and cash bonus. There is no specific list of companies that are used to make the comparison.

    SALARY. Salaries are reviewed each year and merit increases are based primarily on (i) an executive's accomplishment of various performance objectives and standards and (ii) the current salary of the executive within the salary range for his or her grade level. Greater weight is normally given to the accomplishment of objectives and standards than to the executive's current salary level within the range of his or her grade level, although specific weights for each factor have not been established. In addition, salary can be substantially increased if an executive officer is promoted to a higher position with greater responsibilities.

    The objectives of the Chief Executive Officer are approved annually by the Committee and the full Board. These objectives vary from year to year but in general relate to such matters as ensuring that the Company is competitively positioned and organized to provide a high quality experience for its guests, continuing to build Harrah's, strategically and operationally, as a leading brand in the casino entertainment industry, achieving the Company's annual business plan and its various financial goals, and increasing total long-term shareholder value. The Committee's assessment of the Chief Executive Officer's performance is based on a subjective review of performance against these objectives. Specific weights are not assigned to any particular objective.

    In general, the objectives of the other executive officers are approved by the Chief Executive Officer. These objectives generally relate to achieving functional goals and financial objectives within the officer's assigned area of responsibility. For example, an objective could relate to completion of a project assigned to that executive's area of responsibility. The Chief Executive Officer's assessment of the performance of the other executive officers is based on a subjective review of each officer's performance. Specific weights are not given to each objective in this assessment.

    The Committee approves merit salary increases for the Chief Executive Officer. In general, the Chief Executive Officer approves merit salary increases for the other executive officers and such increases are reviewed by the Committee. Mr. Satre's salary was increased effective January 1, 1997, when he was elected Chairman of the Board. See "Certain Employment Arrangements" on page
20. Merit salary increases were approved for the other executive officers during 1997.

    KEY EXECUTIVE OFFICER ANNUAL INCENTIVE PLAN. Certain senior executive officers of the Company are eligible to participate in the Company's Key Executive Officer Annual Incentive Plan (the "Key Executive Plan"), an annual bonus plan designed to provide participating executive officers with incentive compensation based upon the achievement of pre-established performance goals. The Key Executive Plan, which has been approved by the Company's stockholders, is designed to comply with Section 162(m) of the Internal Revenue Code which limits the tax deductibility by the Company of compensation paid to officers named in the compensation tables of the Proxy Statement to $1 million. Executive officers at the corporate senior vice president level or above may be eligible for the Key Executive Plan. Prior to, or at the time of, establishment of the performance objectives for a calendar year, the Committee approves the specific executive officers who will participate in the Key Executive Plan that year. No executives participated in the Key Executive Plan for the plan year 1997, and the Committee has determined that no executives will participate in 1998. As a result, all executive officers participated in the Company's annual management bonus plan during 1997, and all will do so in 1998. See "Annual Management Bonus Plan" below.

    ANNUAL MANAGEMENT BONUS PLAN. Under the Company's annual management bonus plan (referred to in this subsection of the Proxy Statement as the "plan"), at or near the beginning of each calendar year (a "plan year") the Committee approves a corporate bonus objective for the Company's executive officers (other than those participating in the Key Executive Plan) and other participants in the plan. This objective can pertain to operating income, pre-tax earnings, return on sales, a combination of objectives, or another objective approved by the Committee. The objective may change annually to support the business mission of the Company. For the 1997 plan year, the objective approved by the Committee was a specified target for operating income. This is defined as the Company's operating income calculated before interest expense, extraordinary items, property transactions, minority interests and variances from budgeted development expenses as defined in the plan.

    A Bonus Matrix, which has been approved by the Committee, has been established for the grade levels of participating executive officers and other plan participants that will result in the payment of a specified percentage of the participant's salary if the target objective is achieved. This percentage of salary increases or decreases on the Bonus Matrix in relation to bonus points achieved. Bonus points are allocated according to a percentage of the target objective achieved, with maximum bonus points awarded if a specified percentage over target is achieved and no bonus points awarded if less than a specified percentage of target is achieved. For the executive officers currently participating in the annual bonus plan, the bonus for achieving target ranges from 50% to 60% of their base salary. For performance above target, the bonus is increased on a graduated scale to a maximum bonus of 100% to 120% of their base salary.

    After the end of the plan year, the Committee determines the extent to which the target objective has been achieved. A bonus pool for all corporate management employees in the bonus plan is then established by multiplying (a) an amount equal to the specific percentage of salary hypothetically payable to each individual in the plan based on the objective achieved, by (b) each individual's salary. These amounts are then added to create a corporate bonus pool for plan participants.

    The Committee has authority under the plan to adjust any objective or bonus points if the Committee determines such adjustment is necessary or appropriate. This is a subjective decision by the Committee.

    The calculated bonuses of the executive officers participating in the plan depend on the percentage of salary payable on the Bonus Matrix as well as an assessment of their achievement of personal objectives (personal performance). The personal objectives for bonuses are the same objectives that are evaluated for purposes of merit salary increases as discussed above. The assessment of personal objectives is a subjective evaluation by the Chief Executive Officer. As a result of the assessment of personal objectives, the bonus of an executive officer participating in the plan may be higher or lower than shown on the Bonus Matrix. However, the total bonus pool established for all corporate employees eligible for the plan cannot be exceeded.

    The executive officers received bonuses for 1997 performance. Because of the significant profit realized by the Company in the sale of its equity interest in the New Zealand casino, the Committee exercised its discretion authorized under the bonus plan to include the gain from this sale in the bonus calculations. No bonuses were paid to executive officers for the 1996 plan year.

    STOCK AWARDS. Awards of stock options and restricted stock are specifically approved by the Committee for each executive officer and other plan participants and are granted in the sole discretion of the Committee. Awards are currently granted with a vesting period extending four years from the initial grant date. The Committee may grant a combination of restricted stock and/or stock options to officers and other key employees. Awards vest upon a change in control (as defined).

    Each executive officer is granted a stock award that will give such officer an estimated dollar value of stock compensation vesting each year targeted to equal a specific percentage of the officer's salary. This percentage increases in line with the higher grade level of the officer. Based on a subjective assessment of competitive and business factors, the Committee determines an award that is suitable for providing an adequate incentive for both performance and retention purposes. The dollar value of the award is based on estimated annual increases in the market value of the Company's Common Stock in the future to reach the targeted level of compensation. There is no certainty or assurance that such increases will occur.

    The executive officers participate in a Time Accelerated Restricted Stock Award Plan designed to motivate and retain the Company's key executives in the Company's current competitive environment and with a view to enhancing shareholder value. Under the TARSAP Program, certain key executives, including all executive officers, were granted restricted stock awards (the "Restricted Shares") under the Company's Restricted Stock Plan. The Restricted Shares will vest 100% on January 1, 2002 provided the executive continues in active employment with the Company.

    The Restricted Shares are eligible for earlier annual performance vesting beginning March 1, 1999 if the Company achieves financial performance targets recommended by the Committee and approved by the Board of Directors. The performance vesting schedule, which has been approved by the Committee and the Board of Directors, provides for a potential cumulative vest of 20% to 40% of the Restricted Shares by March 1, 1999; 50% to 70% by March 1, 2000; and 80% to 100% by March 1, 2001. The performance schedule can be modified upon recommendation of the Committee and approval of the Board. The performance targets for 1998 approved by the Committee and the Board relate to earnings per share. Performance targets for future years will be established by the Committee and approved by the Board at later dates.

    The Restricted Shares will vest upon a change in control (as defined) in the same manner as other grants under the Restricted Stock Plan.

    The Committee has broad flexibility to oversee and amend the TARSAP Program and, with Board approval, can modify performance criteria and specific financial targets. The Committee also has the right to make exceptions based on unusual factors or events. However, the mandatory vesting date of January 1, 2002 cannot be extended. See Summary Compensation Table, page 17, for more information on grants under the TARSAP Program to named executive officers.

    The amount of a stock option or restricted stock award is not dependent on past corporate performance nor on the amount of options or restricted stock previously granted to an executive officer. The actual value of the stock compensation vesting each year is dependent on the market value of Common Stock. For executive officers, the Company has no other long-term incentive plans under which future awards will be made.

    POLICY CONCERNING TAX DEDUCTIBILITY. The Committee's policy with respect to qualifying compensation paid to its executive officers for tax deductibility purposes is that executive compensation plans will generally be designed and implemented to ensure full tax deductibility. However, the Committee reserves the right to approve the payment of non-deductible compensation to its executive officers when the Committee deems such compensation necessary for competitive reasons or to attract or retain a key executive, or where achieving full tax deductibility would be considered disadvantageous to the best interests of the Company. The Company's Key Executive Plan is intended to comply with Section 162(m) of the Code so that annual bonuses will be fully tax deductible for the Company. See "Key Executive Officer Annual Incentive Plan" above.

    CHIEF EXECUTIVE OFFICER'S COMPENSATION. Mr. Satre's base salary is based on his performance, his responsibilities and the compensation levels for comparable positions in other companies in the casino entertainment industry. Under his employment agreement, he is entitled to merit salary increases and to participate in the incentive programs provided to senior officers. Mr. Satre's merit salary increase and his incentive awards for 1997 were determined in accordance with the Committee's policies described in this report. The stock options awarded to Mr. Satre in 1997 are described in the table titled "Option Grants in the Last Fiscal Year," on page 19. The options were awarded in accordance with the Committee's policies as described in this report.

                                          Human Resources Committee
                                          Joe M. Henson (Chairman)
                                          James B. Farley
                                          R. Brad Martin
                                          Boake A. Sells

PERFORMANCE OF HARRAH'S ENTERTAINMENT COMMON STOCK AND DIVIDENDS

    Set forth below is a line graph comparing the total cumulative return of the Company's Common Stock to (a) the Standard & Poor's 500 Stock Index (the "S&P 500 Index"), and (b) the Dow Jones Casinos Index. The graph assumes reinvestment of dividends.

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN*
          AMONG HARRAH'S ENTERTAINMENT, INC., THE S & P 500 INDEX, AND
                          THE DOW JONES CASINOS INDEX

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

  DOLLARS

                    HARRAH'S ENTERTAINMENT, INC.    S & P 500        DOW JONES CASINOS
12/92                                        100          100                      100
12/93                                        250          110                      153
12/94                                        168          112                      117
12/95                                        186          153                      155
12/96                                        153          189                      170
12/97                                        145          252                      150

*$100 INVESTED ON DECEMBER 31, 1992 IN STOCK OR INDEX - INCLUDING REINVESTMENT
 OF DIVIDENDS. FISCAL YEAR ENDED DECEMBER 31.

------------------------------

(1) The line graph for Harrah's Entertainment, Inc. assumes that $100 was invested in the common stock of The Promus Companies Incorporated ("Promus") on December 31, 1992. It has been adjusted for stock splits. The line graph also assumes reinvestment in shares of Harrah's Entertainment, Inc. of the market value of shares of Promus Hotel Corporation which were distributed to Promus stockholders in the form of a special dividend on June 30, 1995, in a spin-off of Promus hotel business, at which time Promus changed its name to Harrah's Entertainment, Inc.

(2) The Dow Jones Casinos Index was formerly referred to as the Dow Jones Entertainment & Leisure-Casinos Index.

                              CERTAIN TRANSACTIONS

    Mr. Ralph Horn, a director of Harrah's Entertainment, is Chairman, Chief Executive Officer and President of First Tennessee National Corporation, the parent company of First Tennessee Bank National Association ("First Tennessee"). First Tennessee is one of the lending banks under a loan agreement that Harrah's Entertainment has with several banks (the "Bank Facility"). Pursuant to the Bank Facility, First Tennessee has committed to loan to the Company's subsidiary, Harrah's Operating Company, Inc., $15,000,000, representing a 1.36% share of the total commitment covered by the Bank Facility. As of December 31, 1997, $9,640,229 of this $15,000,000 was outstanding in loans and in unfunded standby letters of credit. In connection with this commitment, First Tennessee received interest and fees of $493,905 during 1997. Also, the Company is party to a Master Repurchase Agreement whereby the Company invests funds with First Tennessee on behalf of one of the Company's joint ventures. The average amount invested pursuant to such Agreement at the end of each month during 1997 was $13,638,083. As of December 31, 1997, the amount was $7,239,000. Interest received on such investment during 1997 was approximately $726,798.

    Certain direct and indirect subsidiaries of the Company maintained deposit accounts with First Tennessee during 1997. The average ledger balance during 1997 was $2,282,457. Deposit account service fees paid to First Tennessee in excess of the earning credit assigned to these accounts were approximately $94,630 during 1997. First Tennessee provides ATM services to the Company's Tunica, Mississippi casino and received revenues of $94,300 during 1997. First Tennessee also received fees and revenues of approximately $54,128 on other miscellaneous transactions with Harrah's Entertainment in 1997.

    After reviewing proposals from several vendors, the Company selected First Tennessee to offer a co-branded credit card program for Harrah's customers. The program was launched in late 1997. First Tennessee pays the Company a new card fee for each new card issued. The Company estimates that First Tennessee will pay the Company fees ranging from approximately $180,000 to $360,000 during 1998.

    Ms. Susan Clark-Johnson, a director of Harrah's Entertainment, is Senior Group President, Pacific Newspaper Group, Gannett Co., Inc. The Company and its subsidiaries paid Gannett's Pacific Newspaper Group $340,550 for retail and classified newspaper advertising during 1997.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Exchange Act requires the Company's directors and officers to file with the SEC initial reports of ownership and reports of changes in ownership of Company common stock and to furnish the Company with copies of all forms filed. To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the past fiscal year all Section 16(a) filing requirements applicable to the Company's officers and directors were met, except that an amendment was filed to Judy T. Wormser's initial statement of beneficial ownership to correct an inadvertent omission of 367 shares of unvested restricted stock.

                    RATIFICATION OF APPOINTMENT OF AUDITORS

    Subject to stockholder approval, the Board of Directors, acting on the recommendation of its Audit Committee, has appointed Arthur Andersen LLP, a firm of independent public accountants, as auditors, to examine and report to stockholders on the consolidated financial statements of the Company and its subsidiaries for the year 1998. Representatives of Arthur Andersen LLP will be present at the Annual

Meeting and will be given an opportunity to make a statement. They will be available to respond to appropriate questions.

    The action of the Board of Directors in appointing Arthur Andersen LLP as the Company's auditors for the year 1998 is subject to ratification by an affirmative vote of the holders of a majority of shares of Common Stock present in person or represented by proxy at the Annual Meeting, excluding abstentions.

    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS THE COMPANY'S AUDITORS FOR THE YEAR 1998.

                               OTHER INFORMATION

CERTAIN STOCKHOLDERS

    The table below sets forth to the best of the Company's knowledge certain information regarding the beneficial owners of more than 5% of the Common Stock as of December 31, 1997.

                                                                                       NUMBER OF SHARES
NAME AND ADDRESS OF                                                                      BENEFICIALLY       PERCENT
BENEFICIAL OWNER                                                                             OWNED         OF CLASS
-------------------------------------------------------------------------------------  -----------------  -----------
Trustees of the Harrah's Entertainment, Inc..........................................       6,399,758(a)         6.3%
  Savings and Retirement Plan
  1023 Cherry Road
  Memphis, TN 38117
Mackay-Shields Financial Corporation.................................................       7,109,100(b)         7.0%
  9 West 57th Street
  New York, NY 10019
Massachusetts Financial Services Company.............................................       5,980,044(c)         5.9%
  500 Boylston Street
  Boston, MA 02116
Oppenheimer Capital..................................................................       7,728,843(d)         7.7%
  Oppenheimer Tower
  World Financial Center
  New York, NY 10281
Trimark Financial Corporation........................................................       6,041,700(e)         6.0%
  One First Canadian Place, Suite 5600
  P.O. Box 487
  Toronto, Canada M5X 1E5

------------------------

(a) The trustees of the Harrah's Entertainment, Inc. Savings and Retirement Plan (the "Plan") have sole voting power of the shares listed except that each participant in the Plan has the right, to the extent of shares of Common Stock allocated to the participant's account in the Plan (including vested and unvested amounts), to direct the trustees in writing as to how to respond to a solicitation of proxies opposed by management of the Company. The trustees do not have shared voting power, sole investment power, or shared investment power over any of the shares listed. The participants in the Plan have the right to direct the disposition of the securities held in their respective accounts pursuant to the terms of the Plan and to direct the trustees in writing as to how to respond to a tender offer evidenced by the filing of a statement on Schedule 14D-1 or similar transaction. No one participant has such rights with respect to more than 5% of the Company's Common Stock. The sources of this information are official plan documents and a Schedule 13G filed by the trustees of the Plan with the Securities and Exchange Commission and dated February 10, 1998. Ownership (number of shares and percent of shares outstanding) is reported as of December 31, 1997.

(b) Mackay-Shields Financial Corporation ("Mackay-Shields") is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940 and has reported beneficial ownership of the shares listed, including shared voting power and shared dispositive power with respect to such shares. Mackay-Shields has reported that clients of the investment manager have the right to receive and the ultimate power to direct the receipt of dividends from, or the proceeds of the sale of, such shares, and that no interest of any such clients relates to more than 5% of the class. The source of this information is a Schedule 13G filed by MacKay-Shields with the Securities and Exchange Commission and dated February 13, 1998. Ownership (number of shares and percent of shares outstanding) is reported as of December 31, 1997.

(c) Massachusetts Financial Services Company ("MFS") is a registered investment adviser and has reported beneficial ownership of the shares listed, which shares are also beneficially owned by certain other non-reporting entities as well as MFS. MFS has sole voting power as to 5,959,344 shares and has sole dispositive power as to the 5,980,044 shares listed. The source of this information is a Schedule 13G filed by MFS with the Securities and Exchange Commission and dated February 12, 1998. Ownership (number of shares and percent of shares outstanding) is reported as of December 31, 1997.

(d) Oppenheimer Capital ("Oppenheimer"), a registered investment adviser, has reported, on behalf of itself and/or certain investment advisory clients or discretionary accounts, collective beneficial ownership of the shares listed, including shared voting power and shared dispositive power with respect to all such shares. The source of this information is a Schedule 13G filed by Oppenheimer with the Securities and Exchange Commission and dated February 27, 1998. Ownership (number of shares and percent of shares outstanding) is reported as of December 31, 1997.

(e) Trimark Financial Corporation ("Trimark"), a corporation incorporated under the laws of Ontario, Canada, has reported beneficial ownership, including sole voting power and sole dispositive power, of the shares listed. Trimark has reported that certain Trimark mutual funds (the "Funds"), which are trusts organized under the laws of Ontario, Canada, are owners of record of a portion of the shares listed, and that Robert C. Krembil, a Canadian citizen and Chairman and shareholder of Trimark, and Arthur S. Labatt, a Canadian citizen and President and shareholder of Trimark, are also owners of a portion of the securities listed. Trimark Investment Management Inc. ("TIMI"), a corporation incorporated under the laws of Canada, is a manager and trustee of the Funds. TIMI is qualified to act as an investment adviser and manager of the Funds in the province of Ontario pursuant to a registration under the Securities Act (Ontario). Trimark owns 100% of the voting equity securities of TIMI. The source of this information is a
    Schedule 13G filed by Trimark with the Securities and Exchange Commission and dated February 11, 1998 and related correspondence dated February 13, 1998. Ownership (number of shares and percent of shares outstanding) is reported as of December 31, 1997.

OTHER MATTERS AT THE MEETING

    The Board of Directors does not know of any matters to be presented at the meeting other than those mentioned in this Proxy Statement. If any other matters are properly brought before the meeting, it is intended that the proxies will be voted in accordance with the best judgment of the person or persons voting such proxies.

COST OF SOLICITATION

    The expense of soliciting proxies and the cost of preparing, assembling and mailing material in connection with the solicitation of proxies will be paid by the Company. In addition to the use of mails, certain directors, officers or employees of the Company and its subsidiaries, who receive no compensation for their services other than their regular salaries, may solicit and tabulate proxies. The Company has retained D.F. King & Co. to assist in the solicitation of proxies with respect to shares of Common Stock held of record by brokers, nominees and institutions. The estimated cost of the services of D.F. King & Co. is $9,000, plus expenses.

STOCKHOLDER PROPOSALS FOR 1999 ANNUAL MEETING

    For any proposal to be considered for inclusion in the Company's proxy statement and form of proxy for submission to the stockholders at the Harrah's Entertainment 1999 Annual Meeting, it must comply with the requirements of Rule 14a-8 under the Exchange Act and be submitted in writing by notice delivered or mailed by first-class United States mail, postage prepaid, to the Corporate Secretary, Harrah's Entertainment, Inc., 1023 Cherry Road, Memphis, Tennessee 38117, and must be received no later than November 13, 1998. The chairman of the meeting may refuse to acknowledge the introduction of any stockholder proposal not made in compliance with the foregoing procedures. In addition, the Company's Bylaws provide for notice procedures to recommend a person for nomination as a director and to propose business to be considered by stockholders at a meeting.

                                          By Direction of the Board of Directors

                                                     [SIGNATURE]

                                          Rebecca W. Ballou
                                          Secretary

Memphis, Tennessee
March 13, 1998

                                     [LOGO]

                          HARRAH'S ENTERTAINMENT, INC.

          PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR ANNUAL MEETING
                     OF STOCKHOLDERS TO BE HELD MAY 1, 1998

    The undersigned hereby appoints Colin V. Reed, E. O. Robinson, Jr. and Philip G. Satre, and each of them, his or her attorneys and agents, with full power of substitution, to vote as proxy for the undersigned, at the Annual Meeting of Stockholders of Harrah's Entertainment, Inc. (the "Company") to be held on May 1, 1998 at 11:30 a.m. in the Winegardner Auditorium--Dixon Gallery and Gardens, 4339 Park Avenue, Memphis, Tennessee and at any adjournment or postponement thereof, according to the number of votes the undersigned would be entitled to vote if personally present on the proposals set forth on the reverse side of this card (and as more particularly set forth in the Notice of Meeting enclosed herewith) and in accordance with their discretion on any other matters that may properly come before the meeting or any adjournment or postponement thereof. This proxy also constitutes confidential voting instructions for the use of participants in the Company's Employee Stock Ownership Plan.

    All shares of the Company's Common Stock that are represented at the Annual Meeting by properly executed proxies received prior to or at the Annual Meeting and not revoked will be voted at the Annual Meeting in accordance with the instructions indicated on the reverse side of this card. If no instructions for a proposal are indicated on an executed Proxy Card, such proxies will be voted in accordance with the recommendation of the Board of Directors as set forth herein with respect to such proposal.

                      PLEASE SIGN AND DATE ON REVERSE SIDE

                                     (LOGO)
                          HARRAH'S ENTERTAINMENT, INC.
                         ANNUAL MEETING OF STOCKHOLDERS
                           MAY 1, 1998 AT 11:30 A.M.

                             WINEGARDNER AUDITORIUM
                           DIXON GALLERY AND GARDENS
                                4339 PARK AVENUE
                               MEMPHIS, TENNESSEE

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR:

1. Election of Class II directors for three-year terms expiring at the 2001 Annual Meeting.

        FOR all nominees     WITHHOLD AUTHORITY to vote for all nominees listed
        listed below / /     below / /
        *EXCEPTIONS / /

     NOMINEES: Ralph Horn, Philip G. Satre and Boake A. Sells

     (INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the "Exceptions" box and write that nominee's name in the space provided below. IF AUTHORITY TO VOTE FOR ANY NOMINEE IS NOT WITHHELD, THIS SIGNED PROXY WILL BE DEEMED TO GRANT AUTHORITY TO VOTE FOR THE NOMINEE.) *Exceptions
     --------------------------------------------------------------------------

2.  Approval of amendments to the Company's 1990 Stock Option Plan.

   FOR  / /               AGAINST  / /               ABSTAIN  / /

3.  Approval of amendments to the Company's 1990 Restricted Stock Plan.

   FOR  / /               AGAINST  / /               ABSTAIN  / /

4. Ratification of the appointment of Arthur Andersen LLP as independent public accountants for the Company for the 1998 calendar year.

   FOR  / /               AGAINST  / /               ABSTAIN  / /

       If you plan to attend the Annual Meeting of Stockholders, please mark the following box and promptly return this Proxy Card. / /

                                                Change of Address Mark Here  / /

                                                Signature of stockholders should
                                                correspond exactly with the
                                                names shown on the Proxy Card.
                                                Attorneys, trustees, executors,
                                                administrators, guardians and
                                                others signing in a
                                                representative capacity should
                                                designate their full titles. If
                                                a corporation, please sign in
                                                full corporate name by President
                                                or other authorized officer. If
                                                a partnership, please sign in
                                                partnership name by authorized
                                                person. Joint owners should both
                                                sign.

                                                Dated_____________________, 1998
                                                Signature_______________________
                                                Signature_______________________

                                                VOTES MUST BE INDICATED (X) IN
                                                BLACK OR BLUE INK.

PLEASE SIGN, DATE AND MAIL THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

                                 EXHIBIT INDEX

 EXHIBIT NO.
-------------
       1.      The Promus Companies Incorporated 1990 Stock Option Plan (as amended July 29 , 1994)
       2.      Amendment to The Promus Companies Incorporated 1990 Stock Option Plan dated April 5, 1995
       3.      Amendment to The Harrah's Entertainment, Inc. 1990 Stock Option Plan dated February 26, 1998
       4.      The Promus Companies Incorporated 1990 Restricted Stock Plan (as amended July 29 , 1994)
       5.      Amendment to The Promus Companies Incorporated 1990 Restricted Stock Plan dated April 5, 1995
       6.      Amendment to The Harrah's Entertainment, Inc. 1990 Restricted Stock Plan dated February 26,
                 1998